Filed Pursuant to Rule 433
Registration Statement Nos. 333-202913 and 333-180300-03
October 7, 2016

October 2016 - Credit Suisse Structured Notes

Please find the summary of the indicative terms for our October offerings below. All terms, including but not limited to coupon rate, participation rate, knock-in level, coupon barrier level, buffer amount, automatic redemption premium and fixed payment percentage, as applicable, are subject to change and will be determined on the Trade Date. Additionally, dates listed below are expected dates, which are subject to change due to market conditions. The sales concessions listed may only represent a portion of the total underwriting discounts and fees for an offering. Capitalized terms used herein shall have the meaning given to them in the applicable offering documents. Any payment on the securities is subject to Credit Suisse’s ability to pay its obligations as they become due. Each of these summaries of the indicative terms for our October offerings is a general description of the terms of such offering. Please see the applicable offering document at the links provided below. See “Selected Risk Considerations” in the applicable offering documents.

FOR BROKER-DEALER USE ONLY.  NOT FOR DISTRIBUTION. SUBJECT TO CHANGE.

EQUITY-LINKED ALTERNATIVES - CLOSING 10/19/16
18 Month S&P 500® Russell 2000® Digital Barrier Notes
If a Knock-In Event does not occur, the investor is entitled to receive a fixed payment at maturity expected to be between [9.50%-10.50%]*. If a Knock-In Event occurs, the Redemption Amount at maturity will equal the principal amount of the securities held multiplied by the sum of one plus the performance of the Lowest Performing Underlying.
CUSIP	Underlying(s)		Knock-In Level	Fixed Payment Percentage*	Sales Concession	Preliminary Pricing Supplement	Fact Sheet	Trade Date	Settlement Date	Maturity Date
22548QKF1	Lowest Performing of: S&P 500® Index and Russell 2000® Index		Approximately 75% of Initial Level; European Knock-In	[9.50-10.50]%	1.25%	T888	T888	10/21/16	10/28/16	4/30/18

3 Year S&P 500® Absolute Return Barrier Securities
If the Final Level of the Underlying is equal to or greater than the Initial Level, the investor is entitled to receive a payment at maturity based on the percentage change from the Initial Level to the Final Level times an Upside Participation Rate expected to be 150.00%*, subject to a cap expected to be between [30.00-35.00]%. If the Final Level is less than the Initial Level, and a Knock-In Event occurs, the Redemption Amount will equal the principal amount of the securities held multiplied by the sum of one plus the performance of the Underlying. If the Final Level is less than the Initial Level, and a Knock-In Event has not occurred, the Redemption Amount will equal the principal amount of securities held multiplied by the sum of one plus the absolute value of the performance of the Underlying.
CUSIP	Underlying(s)		Knock-In Level	Upside Participation Rate*	Sales Concession	Preliminary Pricing Supplement	Fact Sheet	Trade Date	Settlement Date	Maturity Date
22548QKC8	S&P 500® Index		Approximately 80% of Initial Level; European Knock-In	150.00%	2.00%	T886	T886	10/21/16	10/28/16	10/28/19

3 Year Russell 2000® EURO STOXX 50® Contingent Coupon Callable Yield Notes
Subject to Early Redemption, if a Coupon Barrier Event does not occur on an Observation Date, contingent coupons will be paid at a rate expected to be between 9.25% and 10.25% per annum* on the immediately following Contingent Coupon Payment Date. If Coupon Barrier Event occurs, no contingent coupon will be paid on the immediately following Contingent Coupon Payment Date. If the Final Level is less than the Initial Level, and a Knock-In Event occurs, the Redemption Amount at maturity will equal the principal amount of the securities held multiplied by the sum of one plus the performance of the Lowest Performing Underlying. If the Final Level is less than the Initial Level, and a Knock-In Event has not occurred, the Redemption Amount will equal the principal amount of securities held.
CUSIP	Underlying(s)	Knock-In Level	Coupon Barrier	Contingent Coupon Rate*	Sales Concession	Preliminary Pricing Supplement	Fact Sheet	Trade Date	Settlement Date	Maturity Date
22548QKE4	Lowest Performing of: Russell 2000® Index and EURO STOXX 50® Index	Approximately 70% of Initial Level; European Knock-In	Approximately 70% of Initial Level	[9.25-10.25]%	1.50%	U1759	U1759	10/21/16	10/28/16	10/28/19

4 Year S&P 500® and SPDR® S&P® Oil & Gas Exploration & Production ETF Autocallable Securities
If a Trigger Event occurs on any Trigger Observation Date, the securities will be automatically redeemed and you will be entitled to a cash payment equal to the principal amount of the securities held plus the Automatic Redemption Premium applicable to that Trigger Observation Date. If a Trigger Event occurs on the first Trigger Observation Date, then the investor will be entitled to receive a cash payment equal to the principal amount of the securities held plus [13.00-17.00]%*; on the second Trigger Observation Date, then the investor will be entitled to receive a cash payment equal to the principal amount of the securities held plus [26.00-34.00]%*; on the third Trigger Observation Date, then the investor will be entitled to receive a cash payment equal to the principal amount of the securities held plus [39.00-51.00]%*; If the Final Level of each Underlying is equal to or greater than its Initial Level, then the investor will be entitled to receive a cash payment equal to the principal amount of the securities held plus [52.00-68.00]%*. If a Trigger Event has not occurred and the Final Level of the Lowest Performing Underlying is less than its Initial Level, and a Knock-In Event occurs, the Redemption Amount will equal the principal amount of the securities held multiplied by the sum of one plus the performance of the Lowest Performing Underlying. If a Trigger Event has not occurred and the Final Level of the Lowest Performing Underlying is less than its Initial Level, and a Knock-In Event has not occurred, the Redemption Amount will equal the principal amount of the securities held plus 10.00%.
CUSIP	Underlying(s)	Knock-In Level	Trigger Level*	Sales Concession	Preliminary Pricing Supplement	Fact Sheet	Trade Date	Settlement Date	Maturity Date
22548QKD6	Lowest Performing of:S&P 500® Index and SPDR® S&P® Oil & Gas Exploration & Production ETF	Approximately 50% of Initial Level; European Knock-In	100% of Initial Level	1.75%	T887/A*	T887/A*	10/21/16	10/28/16	10/28/20

7 Year CS Retiree Consumer Expenditure 5% Blended Index Excess Return CS Notes
If the Final Level of the Underlying is greater than the Initial Level, investors will benefit from an Upside Participation Rate of between 200% and 210%* (to be determined on the Trade Date). If the Final Level is less than the Initial Level, investors will be entitled to receive a Redemption Amount in cash that will equal the principal amount.
CUSIP	Underlying(s)	Redemption Amount	Upside Participation Rate*	Sales Concession	Preliminary Pricing Supplement	Underlying Performance Supplement	Trade Date	Settlement Date	Maturity Date
22548QKG9	CS Retiree Consumer Expenditure 5% Blended Index Excess Return	Principal Amount plus Additional Amount	[200-210]%	3.00%	G114	G114	10/21/16	10/28/16	10/30/23

Selective Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Underlyings. The risk considerations set forth below are only intended as summaries of some of the risks relating to an investment in the securities. Prior to investing in the securities, you should, in particular, review the "Selected Risk Considerations" section in the relevant Preliminary Pricing Supplement and the "Risk Factors" section in the relevant Product Supplement, if applicable, which set forth risks related to an investment in the securities.

• You may receive less than the principal amount at maturity, and depending on the terms of your investment, your investment may result in a loss of up to 100% of the principal amount.
• The value of the securities and the payment of any amount due on the securities are subject to the credit risk of Credit Suisse.
• Depending on the terms of your investment, the securities may not provide for regular fixed interest payments.
• Depending on the terms of your investment, your investment may be subject to a cap, in which case, you may not benefit from the full appreciation of the underlying(s).
• If the securities are subject to a potential early redemption, your opportunity to be paid interest, if applicable, over the full term of the securities might be limited.
• If the payment on the securities is based on the performance of the lowest performing underlying, you will not benefit from the performance of any other underlying.
• If the payment on the securities is based on the performance of the lowest performing underlying, the securities are exposed to the risk of fluctuations in the level of the underlyings to the same degree for each underlying.
• If the securities are linked to a reference share or a reference fund, anti-dilution protection is limited.
• Prior to maturity, costs such as concessions and hedging may affect the value of the securities.
• Credit Suisse currently estimates that the value of the securities on the trade date will be less than the price you pay for the securities, reflecting the deduction of underwriting discounts and commissions and other costs of creating and marketing the securities.
• The securities will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the securities in the secondary market but is not required to do so. Many factors, most of which are beyond the control of the Issuer, will influence the value of the securities and the price at which the securities may be purchased or sold in the secondary market.
• We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and as agent of the Issuer of the securities, hedging our obligations under the securities and determining the estimated value of the securities. The agent for this offering, Credit Suisse Securities (USA) LLC ("CSSU"), is our affiliate. In accordance with FINRA Rule 5121, CSSU may not make sales in this offering to any discretionary accounts without the prior written approval of the customer.
• The securities will be affected by a number of economic, financial, political, regulatory, and judicial factors that may either offset or magnify each other.
• As a holder of the securities, you will not have voting rights or rights to receive cash dividends or other distributions with respect to the equity securities comprising the underlyings.

Credit Suisse AG (“Credit Suisse”) has filed a registration statement (including a prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, with respect to the offerings to which this Structured Product Offering List relates. Before you invest, you should read the applicable Preliminary Pricing Supplement, the applicable Underlying Supplement, the applicable Product Supplement, the Prospectus Supplement and the Prospectus, to understand fully the terms of each offering of securities and other considerations that are important in making a decision about investing in any of the securities. If the terms described in the applicable Preliminary Pricing Supplement are inconsistent with those discussed herein, the terms described in the applicable Preliminary Pricing Supplement will control. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Credit Suisse or any agent or any dealer participating in the applicable offering will arrange to send you the applicable Preliminary Pricing Supplement, Underlying Supplement, Product Supplement, Prospectus Supplement and Prospectus if you request by calling toll-free 1-877-927-7335.

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